Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
CEO Approval ___

For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201
CATO REPORTS 3Q EARNINGS
Provides 4Q and Full Year Guidance

Charlotte, NC (November 15, 2005) — The Cato Corporation (NYSE: CTR) today reported net income of $4.1 million for the third quarter ended October 29, 2005, compared to net income of $1.8 million for the third quarter ended October 30, 2004, an increase of 126%. Earnings per diluted share for the third quarter were $0.13, compared $0.06 last year, an increase of 117%. Sales for the third quarter were $177.8 million, a 9% increase over sales of $163.6 million last year. Comparable store sales for the quarter increased 4%.
For the nine months ended October 29, 2005, the Company earned net income of $33.2 million compared to net income of $26.7 million for the nine months ended October 30, 2004, a 24% increase. Earnings per diluted share were $1.04 compared to $.85 last year, a 22% increase. Sales were $601.1 million for the first nine months of 2005, a 6% increase from sales of $565.9 million last year. The Company’s year-to-date comparable store sales increased 1%.
For the quarter, the gross margin rate increased to 32.6% versus 29.3% last year primarily due to a reduction in markdowns. The SG&A rate increased to 28.8% from 27.2% last year primarily due to increased incentive compensation.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

“Increased sales of regular priced merchandise and higher customer spending in hurricane affected states resulted in increased third quarter earnings,” commented John Cato, Chairman, President, and Chief Executive Officer. “We estimate fourth quarter earnings per diluted share will be in the range of $.28 to $.30 versus $.26 last year, an increase of 8% to 15%. This estimate is based on comparable store sales in the range of down 2% to up 2%. For the year, earnings per diluted share are estimated to be in the range of $1.32 to $1.34 versus $1.11 last year, an increase of 19% to 21%.”
The Company repurchased 148,300 shares during the third quarter at an average cost of $18.93 and has 1,595,000 shares remaining in its repurchase program.
During the third quarter, the Company opened 25 new stores. Year-to-date the Company has opened 52 new stores, relocated 11 stores, and closed seven stores. As of October 29, 2005, the Company operated 1,222 stores in 31 states, compared to 1,149 stores in 29 states as of October 30, 2004.
In the fourth quarter, the Company expects to open 31 stores, which would bring the total number of new stores opened for the year to 83.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the fourth quarter and year and expected plans for fourth quarter store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED OCTOBER 29, 2005 AND OCTOBER 30, 2004
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 29,	%	October 30,	%	October 29,	%	October 30,	%
	2005	Sales	2004	Sales	2005	Sales	2004	Sales
			(Restated)				(Restated)
REVENUES
Retail sales	$177,762	100.0%	$163,611	100.0%	$601,142	100.0%	$565,873	100.0%
Other income (principally finance, late fees and layaway charges)	3,592	2.0%	3,903	2.4%	11,103	1.9%	11,727	2.1%

Total revenues	181,354	102.0%	167,514	102.4%	612,245	101.9%	577,600	102.1%

GROSS MARGIN (Memo)	57,893	32.6%	47,971	29.3%	204,413	34.0%	181,649	32.1%

COSTS AND EXPENSES, NET
Cost of goods sold	119,869	67.4%	115,640	70.7%	396,729	66.0%	384,224	67.9%
Selling, general and administrative	51,231	28.8%	44,402	27.2%	151,328	25.2%	137,518	24.3%
Depreciation	5,094	2.9%	5,140	3.1%	15,158	2.5%	15,210	2.7%
Interest expense	10	0.0%	183	0.1%	172	0.0%	512	0.1%
Interest and other income	(1,235)	(0.7)%	(676)	(0.4)%	(3,247)	(0.5)%	(1,838)	(0.3)%

Cost and expenses, net	174,969	98.4%	164,689	100.7%	560,140	93.2%	535,626	94.7%

Income Before Income Taxes	6,385	3.6%	2,825	1.7%	52,105	8.7%	41,974	7.4%

Income Tax Expense	2,318	1.3%	1,025	0.6%	18,914	3.2%	15,236	2.7%

Net Income	$4,067	2.3%	$1,800	1.1%	$33,191	5.5%	$26,738	4.7%

Basic Earnings Per Share	$0.13		$0.06		$1.07		$0.87

Basic Weighted Average Shares	31,126,752		30,913,685		31,139,741		30,832,394

Diluted Earnings Per Share	$0.13		$0.06		$1.04		$0.85

Diluted Weighted Average Shares	31,771,535		31,451,004		31,798,500		31,376,973

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 29,	October 30,	January 29,
	2005	2004	2005
	(Unaudited)	(Unaudited)
	(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$18,288	$27,560	$18,640
Short-term investments	75,107	63,323	88,588
Accounts receivable — net	47,638	49,404	50,889
Merchandise inventories	103,435	101,807	100,538
Other current assets	8,694	7,387	7,767

Total Current Assets	253,162	249,481	266,422

Property and Equipment — net	122,034	116,307	117,590

Other Assets	10,941	10,110	10,122

TOTAL	$386,137	$375,898	$394,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$120,138	$119,967	$132,631

Noncurrent Liabilities	34,478	34,239	34,328

Long Term Debt	0	17,000	16,000

Stockholders’ Equity	231,521	204,692	211,175

TOTAL	$386,137	$375,898	$394,134

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